Exhibit 99.4

WHITESTONE REIT
Charter of Compensation Committee

Effective as of May 14, 2007

The Board of Trustees (the “Board”) of Whitestone REIT (the “REIT”) adopted this Charter of the Compensation Committee of the Board (the “Committee”) on May 14, 2007 (the “Effective Date”).  This Charter supersedes any other Committee charter adopted by the Board prior to the Effective Date.

Purpose

With respect to the REIT and Whitestone REIT Operating Partnership, L.P. (together with the REIT, the “Company”), the primary purposes of the Committee are to:

•	assist the Board in discharging the Board’s responsibilities relating to compensation of the Company’s trustees and executives and the Company’s overall compensation and benefits structure; and

•	produce an annual report on executive compensation for inclusion in the Company’s annual meeting proxy statement in accordance with applicable rules and regulations.

Composition

The Committee shall be comprised of at least three members, each of whom shall:

•	qualify as “independent” under the Listing Standards of The Nasdaq Stock Market, Inc.;

•	be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended;

•	be an “outside director” under § 162(m) of the Internal Revenue Code of 1986, as amended; and

•	otherwise be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

Members shall be appointed by the Board based on nominations recommended by the Nominating and Corporate Governance Committee, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee’s duties.  Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

Duties and Powers

To carry out its purposes, the Committee shall have the following duties and powers:

Compensation

•
Annually review and approve the Company’s goals and objectives relevant to chief executive officer (“CEO”) and executive compensation, including as the Committee deems appropriate, consideration of the Company’s performance and relative shareholder return, the value of similar incentive awards to officers at comparable companies, the awards given to officers in past years and such other factors as the Committee deems relevant, and evaluate the CEO’s and the other executives’ performance in light of those goals and objectives.  Annually review and approve all compensation, including special or supplemental benefits or perquisites, for the CEO and the other executives of the Company.

•	Review and approve, for the CEO and other executives, employment agreements, severance arrangements and change in control agreements/provisions, in each case as, when and if appropriate.

•
Annually review and make recommendations to the Board concerning the adoption, terms and operation of the Company’s compensation plans for all trustees, officers and other executives, including incentive compensation plans.

•	Grant discretionary awards under the Company’s compensation plans and determine the form of agreement and terms of such awards.

•	Perform the administrative functions assigned to the Committee by the Board or the provisions of any incentive compensation plan or other employee benefit plan.

•
Retain, as deemed necessary, and terminate any compensation consultant to be used to assist in the evaluation of trustee, CEO or executive compensation.   The Committee shall have sole authority to select such consultant and approve the consultant’s fees and other retention terms.

•	Retain, as deemed necessary, and terminate any other advisors.

General

•	Report periodically to the Board and propose any necessary action to the Board.

•	Annually review the adequacy of this Charter and recommend any proposed changes to the Board for approval.

•	Assist the Board in developing and evaluating candidates for executive positions, including the CEO, and oversee the development of executive succession plans.

•	Annually prepare a report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

•	Annually evaluate the performance of the Committee.

•
Perform any other activities consistent with this Charter, the Company’s amended and restated declaration of trust and bylaws and applicable laws, as the Committee deems appropriate or as requested by the Board.

Resources and Authority

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage and approve fees and other retention terms of special or independent counsel or other advisors, as it deems appropriate to carry out its duties, without seeking approval of the Board or management.  The Company will provide for appropriate funding, as determined by the Committee, for the payment of (a) compensation to any advisors employed by the Committee under the preceding sentence, and (b) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Delegation to Subcommittee

To the extent permitted by applicable law, the Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee; provided, however, that any actions taken pursuant to any such delegation shall be reported to the Committee at its next meeting.

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